Exhibit 5.1

Madison A. Jones +1 202 728 7087 madison.jones@cooley.com

October 20, 2025

Tvardi Therapeutics, Inc.

3 Sugar Creek Ctr. Blvd.

Suite 525

Sugar Land, TX 77478

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Tvardi Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 1,745,043 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of (a) 935,554 shares of Common Stock issuable pursuant to the Tvardi Therapeutics, Inc. 2025 Equity Incentive Plan (the “2025 EIP”), (b) 93,555 shares of Common Stock issuable pursuant to the Tvardi Therapeutics, Inc. 2025 Employee Stock Purchase Plan (together with the 2025 EIP, the “2025 Plans”) and (c) 715,934 shares of Common Stock issuable pursuant to awards granted under the Tvardi Therapeutics, Inc. 2018 Stock Incentive Plan (together with the 2025 Plans, the “Plans”), which awards were assumed by the Company in connection with the merger (the “Merger ”) with Tvardi Operating Company, Inc. (f/k/a Tvardi Therapeutics, Inc.) (“Legacy Tvardi”) effected pursuant to the Agreement and Plan of Merger and Reorganization, dated December 17, 2024 (the “Merger Agreement”), by and among the Company, CT Convergence Merger Sub, Inc. and Legacy Tvardi.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, (d) the Merger Agreement and (e) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 1299 Pennsylvania Avenue, NW, Suite 700 Washington, DC 20004-2400
t: (202) 842-7800 f: (202) 842-7899 cooley.com

October 20, 2025

Page Two

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Madison A. Jones
Madison A. Jones

Cooley LLP 1299 Pennsylvania Avenue, NW, Suite 700 Washington, DC 20004-2400
t: (202) 842-7800 f: (202) 842-7899 cooley.com